SUPPORT AGREEMENT


                  This Support Agreement (this "Agreement"), dated for reference May 13, 1999, is by and among InfoCast Corporation, a Nevada corporation ("InfoCast"), InfoCast Canada Corporation, an Ontario corporation ("InfoCast Canada") and Homebase Work Solutions Ltd., on behalf of each of those parties listed on Schedule "A" attached hereto (individually a "Shareholder" and collectively the "Shareholders").

                              W I T N E S S E T H:

                  WHEREAS InfoCast is the sole holder of InfoCast Canada's issued and outstanding common shares (the "InfoCast Canada Common Stock");

                  AND WHEREAS pursuant to a share purchase agreement dated as of the 1 3th day of May, 1999 (the "Purchase Agreement") InfoCast Canada acquired all of the 955,000 issued and outstanding common shares and all of the 45,000 issued and outstanding preferred shares of Homebase Work Solutions Ltd. and issued in consideration therefore, 3,400,000 Exchangeable Shares of InfoCast Canada (the "Exchangeable Shares") which are exchangeable for common shares in the capital of InfoCast ("InfoCast Common Stock");

                  AND WHEREAS InfoCast Canada's articles of incorporation dated January 27, 1999 set forth the rights, privileges, restrictions and conditions (the "Exchangeable Share Provisions") attaching to the Exchangeable Shares;

                  AND WHEREAS the parties hereto desire to establish a procedure whereby InfoCast will take certain actions and make certain payments and deliveries necessary to ensure that InfoCast Canada will be able to make certain payments and to deliver or cause to be delivered shares of InfoCast Common Stock in satisfaction of the obligations of InfoCast Canada under the Exchangeable Share Provisions with respect to the payment and satisfaction of dividends, the Liquidation Amount, Redemption Price and Retraction Price, all in accordance with the Exchangeable Share Provisions;

                  NOW THEREFORE in consideration of the respective covenants and agreements provided in this Agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties agree as follows:

                                    ARTICLE 1
                                 INTERPRETATION

1.1 Interpretation not Affected by Headings, etc. The division of this Agreement into articles, sections and paragraphs and the insertion of headings are for convenience of reference only and will not affect the construction or interpretation of this Agreement.

1.2 Number, Gender, etc. Words imparting the singular number only include the plural and vice versa. Words imparting the use of any gender include all genders.

1.3 Date for any Action. If any date on which any action is required to be taken under this Agreement is not a Business Day, such action is required to be taken on the next succeeding Business Day. For the purposes of this Agreement, a "Business Day" means a day other than a Saturday, a Sunday or a statutory holiday in the City of Toronto, Ontario or the City of New York, New York.

1.4 Ontario Securities Law. The rights of the Shareholders pursuant to this Agreement are subject to Section 1 1.14 of the Purchase Agreement.

1.5 Defined Terms. Capitalized terms not otherwise defined herein have the meanings ascribed to such terms in the Exchangeable Share Provisions.

                                    ARTICLE 2
                    COVENANTS OF INFOCAST AND INFOCAST CANADA

2.1 Covenants of Parent Regarding Exchangeable Shares. So long as any Exchangeable Shares are outstanding, InfoCast will:

         (a) in the event that it declares or pays any dividend on the InfoCast Common Stock, it shall ensure that (i) InfoCast
                  Canada has sufficient assets, funds or other property available to enable the due declaration and the due and punctual payment in accordance with applicable law, of an equivalent dividend on the Exchangeable Shares and (ii) InfoCast Canada simultaneously declares or pays, as the case may be, an equivalent dividend on the Exchangeable Shares;

         (b) cause InfoCast Canada to declare simultaneously with the declaration of any dividend on InfoCast Common Stock an equivalent dividend on the Exchangeable Shares and, when such dividend is paid on InfoCast Common Stock, cause InfoCast Canada to pay simultaneously therewith such equivalent dividend on the Exchangeable Shares, in each case in accordance with the Exchangeable Share Provisions;

         (c) advise InfoCast Canada sufficiently in advance of the declaration by InfoCast of any dividend on InfoCast Common Stock and take all such other actions as are necessary, in cooperation with InfoCast Canada, to ensure that the respective declaration date, record date and payment date for a dividend on the Exchangeable Shares will be the same as the record date, declaration date and payment date for the corresponding dividend on InfoCast Common Stock;

         (d) take all such actions and do all such things as are necessary or desirable to enable and permit InfoCast Canada, in accordance with applicable law, to pay and otherwise perform its obligations with respect to the satisfaction of the Liquidation Amount with respect to each issued and outstanding Exchangeable Share upon the liquidation, dissolution or winding-up of InfoCast Canada, including without limitation all such actions and all such things as are necessary or desirable to enable and permit InfoCast Canada to cause to be delivered shares of InfoCast Common Stock to the holders of Exchangeable Shares in accordance with the provisions of
                  Article 4 of the Exchangeable Share Provisions; and

         (e) take all such actions and do all such things as are necessary or desirable to enable and permit InfoCast Canada, in accordance with applicable law, to pay and otherwise perform its obligations with respect to the satisfaction of the Retraction Price or Redemption Price, as applicable, including without limitation all such actions and all such things as are necessary or desirable to enable and permit InfoCast Canada to cause to be delivered shares of InfoCast Common Stock to the holders of Exchangeable Shares upon the retraction of the Exchangeable Share.

2.2 Segregation of Funds. InfoCast will cause InfoCast Canada to, and InfoCast Canada shall, deposit sufficient funds in a separate account and segregate a sufficient amount of such assets and other property as is necessary to enable InfoCast Canada to pay or otherwise satisfy the applicable dividends, Liquidation Amount or Retraction Price, in each case for the benefit of holders from time to time of the Exchangeable Shares, and will cause InfoCast Canada to, and InfoCast Canada shall, use such funds, assets and other property so segregated exclusively for the payment of dividends and the payment or other satisfaction of the Liquidation Amount as applicable.

2.3 Reservation of Shares of InfoCast Common Stock. InfoCast hereby represents, warrants and covenants that it has irrevocably reserved for issuance and will at all times keep available out of its authorized and unissued capital stock such number of shares of InfoCast Common Stock (or other shares or securities into which InfoCast Common Stock may be reclassified or changed as contemplated by section 2.7 hereof) (a) as is equal to the number of Exchangeable Shares issued and outstanding from time to time and (b) as are now and may hereafter be required to enable and permit InfoCast Canada to meet its obligations hereunder, under the Exchange Agreement, under the Exchangeable Share Provisions and under any other security or commitment pursuant to which InfoCast may now or hereafter be required to issue shares of InfoCast Common Stock.

2.4 Notification of Certain Events. In order to assist InfoCast to comply with its obligations hereunder, InfoCast Canada will give InfoCast notice of each of the following events at the time set forth below:

         (a) in the event of any determination by the Board of Directors of InfoCast Canada to institute voluntary liquidation, dissolution or winding up proceedings with respect to InfoCast Canada or to effect any other distribution of the assets to InfoCast Canada among its shareholders for the purpose of winding up its affairs, at least 60 days prior to the proposed effective date of such voluntary liquidation, dissolution, winding up or other distribution;

         (b) immediately, upon the earlier of (i) receipt by InfoCast Canada of notice, and (ii) InfoCast Canada otherwise becoming aware of, any threatened or instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding up of InfoCast Canada or to effect any other distribution of the assets of InfoCast Canada among its shareholders for the purpose of winding up its affairs;

         (c) immediately, upon receipt by InfoCast Canada of a Retraction Request (as defined in the Exchangeable Share Provisions); and

         (d) as soon as practicable upon the issuance by InfoCast Canada of any Exchangeable Shares or rights to acquire Exchangeable Shares.

2.5 Delivery of Shares of InfoCast Common Stock. In furtherance of its obligations under sections 2.1(d) and 2.1(e) hereof, upon notice of any event which requires InfoCast Canada to cause to be delivered shares of InfoCast Common Stock to any holder of Exchangeable Shares, InfoCast will forthwith issue and deliver the requisite shares of InfoCast Common Stock to or to the order of the former holder of the surrendered Exchangeable Shares, as InfoCast Canada directs. All such shares of InfoCast Common Stock will be duly issued as fully paid and non-assessable and will be free and clear of any lien, claim, encumbrance, security interest or adverse claim.

2.6               Economic Equivalence

         (a)      In the event that InfoCast determines to:

                  (i) issue or distribute shares of InfoCast Common Stock (or securities exchangeable for or convertible into or carrying rights to acquire shares of

                           InfoCast Common Stock) to the holders of all or substantially all of the then outstanding InfoCast Common Stock by way of stock dividend or other distribution, other than an issue of shares of InfoCast Common Stock (or securities exchangeable for or convertible into or carrying rights to acquire shares of InfoCast Common Stock) to holders of shares of InfoCast Common Stock who exercise an option to receive dividends in InfoCast Common Stock (or securities exchangeable for or convertible into or carrying rights to acquire shares of InfoCast Common Stock) in lieu of receiving cash dividends; or

                  (ii) issue or distribute rights, options or warrants to the holders of all or substantially all of the then outstanding shares of InfoCast Common Stock entitling them to subscribe for or to purchase shares of InfoCast Common Stock (or securities exchangeable for or convertible into or carrying rights to acquire shares of InfoCast Common Stock); or

                  (iii) issue or distribute to the holders of all or substantially all of the then outstanding shares of InfoCast Common Stock (A) shares or securities of InfoCast of any class other than InfoCast Common Stock (other than shares convertible into or exchangeable for or carrying rights to acquire shares of InfoCast Common Stock), (B) rights, options or warrants other than those referred to in subsection 2.6(a)(ii) above, (C) evidences of indebtedness of InfoCast or (D) assets of InfoCast;

InfoCast will cause InfoCast Canada to simultaneously issue or distribute the economic equivalent on an after tax basis, if any, on a per share basis of such rights, options, securities, shares, evidences of indebtedness or other assets to holders of the Exchangeable Shares.

         (b) In the event that InfoCast determines to:

         (i) subdivide, redivide or change the then outstanding shares of InfoCast Common Stock into a greater number of shares of InfoCast Common Stock; or

         (ii) reduce, combine or consolidate or change the then outstanding shares of InfoCast Common Stock into a lesser number of shares of InfoCast Common Stock; or

         (iii) reclassify or otherwise change the shares of InfoCast Common Stock or effect an amalgamation, merger, reorganization or other transaction affecting the shares of InfoCast Common Stock;

InfoCast will cause InfoCast Canada to simultaneously make the same or an economically equivalent change with respect to the rights of holders of the Exchangeable Shares.

         (c) InfoCast will ensure that the record date for any event referred to in section 2.6(a) or 2.6(b) above is the same as the record date established by InfoCast for holders of InfoCast Common Stock and InfoCast covenants to give simultaneous notice thereof to InfoCast Canada and the holders of the Exchangeable Shares.

         (d) The Board of Directors of InfoCast will determine, in good faith and in its sole discretion (with the assistance of such reputable and qualified independent financial advisors and/or other experts as are customary for transactions of this type and as the board may require), economic equivalence for the purposes of any event referred to in sections 2.6(a) or 2.6(b) above. In making each such determination, the following factors will, without excluding other factors determined by the Board to be relevant, be considered by the Board of Directors of InfoCast:

                  (i) in the case of any stock dividend or other distribution payable in shares of InfoCast Common Stock, the number of such shares issued in proportion to the number of shares of InfoCast Common Stock previously outstanding;

                  (ii) in the case of the issuance or distribution of any rights, options or warrants to subscribe for or purchase shares of InfoCast Common Stock (or securities exchangeable for or convertible into or carrying rights to acquire shares of InfoCast Common Stock), the relationship between the exercise price of each such right, option or warrant and the current market value (as determined by the Board of Directors of InfoCast in the manner above contemplated) of a share of InfoCast Common Stock;

                  (iii) in the case of the issuance or distribution of any other form of property (including without limitation any shares or securities of InfoCast of any class other than InfoCast Common Stock, any rights options or warrants other than those referred to in subsection 2.6(d)(ii) above, any evidences of indebtedness of InfoCast or any assets of InfoCast), the relationship between the fair market value (as determined by the Board of Directors of InfoCast in the manner above contemplated) of such property to be issued or distributed with respect to each outstanding share of InfoCast Common Stock and the current market value (as determined by the Board of Directors of InfoCast Canada in the manner above contemplated) of a share of InfoCast Common Stock;

                  (iv) in the case of any subdivision, redivision or change of the then outstanding shares of InfoCast Common Stock into a greater number of shares of InfoCast Common Stock or the reduction, combination or consolidation or change of the then outstanding shares of InfoCast Common Stock into a lesser number of shares of InfoCast Common Stock or any amalgamation, merger, reorganization or other transaction affecting InfoCast Common Stock, the effect thereof upon the then outstanding shares of InfoCast Common Stock; and

                  (v) in all such cases, the general taxation consequences of the relevant event to holders of Exchangeable Shares to the extent that such consequences may differ from the taxation consequences to holders of shares of InfoCast Common Stock as a result of differences between taxation laws of Canada and the United States (except for any differing consequences arising as a result of differing marginal taxation rates and without regard to the individual circumstances of holders of Exchangeable Shares).

For purposes of the foregoing determinations, the current market value of any security listed and traded or quoted on a securities exchange will be the weighted average of the daily trading prices of such security during a period of not less than 20 consecutive trading days ending not more than five trading days before the date of determination on the principal securities exchange on which such securities are listed and traded or quoted; provided, however, that if there is no public market for InfoCast Common Stock or if in the opinion of the Board of Directors of InfoCast, acting reasonably, the public distribution or trading activity of such securities during such period does not create a market which reflects the fair market value of such securities, then the current market value thereof will be determined by the Board of Directors of InfoCast, in good faith and in its sole discretion.

2.7 Parent Not To Vote Exchangeable Shares. InfoCast covenants and agrees that it will appoint and cause to be appointed proxyholders with respect to all Exchangeable Shares held by InfoCast and its subsidiaries for the sole purpose of attending each meeting of holders of Exchangeable Shares in order to be counted as part of the quorum for each such meeting. InfoCast further covenants and agrees that it will not, and will cause its subsidiaries not to, exercise any voting rights which may be exercisable by holders of Exchangeable Shares from time to time pursuant to the Exchangeable Share Provisions or pursuant to the provisions of the Business Corporations Act (Ontario) (or any successor or other corporate statute by which InfoCast Canada may in the future be governed) with respect to any Exchangeable Shares held by it or by its subsidiaries in respect of any matter considered at any meeting of holders of Exchangeable Shares.

                                    ARTICLE 3
                                     GENERAL

3.1 Term. This Agreement will come into force and be effective as of the date hereof and will terminate and be of no further force and effect at such time as no Exchangeable Shares (or securities or rights convertible into or exchangeable for or carrying rights to acquire Exchangeable Shares) are held by any party other than InfoCast and any of its Affiliates.

3.2 Changes in Capital of Parent and InfoCast Canada. Notwithstanding the provisions of section 3 4 hereof, at all times after the occurrence of any event effected pursuant to section 2.7 hereof, as a result of which either InfoCast Common Stock or the Exchangeable Shares or both are in any way changed, this Agreement will forthwith be amended and modified as necessary in order that it will apply with full force and effect, mutatis mutandis, to all new securities into which InfoCast Common Stock or the Exchangeable Shares or both are so changed and the parties hereto will execute and deliver an agreement in writing giving effect to and evidencing such necessary amendments and modifications

3.3 Severability. If any provision of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remainder of this Agreement will not in any way be affected or impaired thereby and this Agreement will be carried out as nearly as possible in accordance with its original terms and conditions.

3.4 Amendments, Modifications, etc. This Agreement may not be amended or modified except by an agreement in writing executed by InfoCast Canada and InfoCast and approved by the holders of the Exchangeable Shares in accordance with Article 8 of the Exchangeable Share Provisions

3.5 Ministerial Amendments. Notwithstanding the provisions of section 3 .4, the parties to this Agreement may in writing, at any time and from time to time, without the approval of the holders of the Exchangeable Shares, amend or modify this Agreement for the purposes of:

         (a) adding to the covenants of either or both parties for the protection of the holders of the Exchangeable Shares;

         (b) making such amendments or modifications not inconsistent with this Agreement as may be necessary or desirable with respect to matters or questions which, in the opinion of the Board of Directors of each of InfoCast Canada and InfoCast, it may be expedient to make, provided that each such board of directors is of the opinion that such amendments or modifications will not be prejudicial to the interests of the holders of the Exchangeable Shares; or

         (c) making such changes or corrections which, on the advice of counsel to InfoCast Canada and InfoCast, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error, provided that the boards of directors of each of InfoCast Canada and InfoCast are of the opinion that such changes or corrections will not be prejudicial to the interests of the holders of the Exchangeable Shares.

3.6 Meeting to Consider Amendments. InfoCast Canada, at the request of InfoCast, will call a meeting or meetings of the holders of the Exchangeable Shares for the purpose of considering any proposed amendment or modification requiring approval pursuant to section 3.4 hereof. Any such meeting or meetings will be called and held in accordance with the by-laws of InfoCast Canada, the Exchangeable Share Provisions and all applicable laws.

3.7 Amendments only in Writing. No amendment to or modification or waiver of any of the provisions of this Agreement otherwise permitted hereunder will be effective unless made in writing and signed by both of the parties hereto.

3.8 Enurement. This Agreement will be binding upon and enure to the benefit of the parties hereto and their respective successors and assigns.

3.9 Notices to Parties. Whenever this Agreement requires or permits any notice, request, or demand from one party to another, the notice, request, or demand must be in writing to be effective and will be deemed to be delivered and received (i) if personally delivered or if delivered by telex, telegram, or courier service, when actually received by the party to whom notice is sent (ii) if delivered by telecopier, on the date of sending provided such sending is evidenced by electronic verification or receipt and is and a hard copy is sent by regular mail, or (iii) if delivered by mail, upon receipt by the party addressed at the address of such party set forth below (or at such other address as such party may designate by written notice to all other parties in accordance herewith):

         If to InfoCast:         InfoCast Corporation
                                 1 Richmond Street West
                                 Suite 900
                                 Toronto, Canada
                                 M5H 3W4
                                 Fax No.: (416) 867-9320
                                 Attn: A. Thomas Grifffis

         with a copy to:         Olshan Grundman Frome & Rosenzweig LLP
                                 505 Park Avenue
                                 New York, New York 10022

                                 Fax No.: (212) 755-1367
                                 Attn:    Stephen Irwin


If to InfoCast Canada:           c/o Aird & Berlis
                                 Barristers and Solicitors
                                 BCE Place
                                 Suite 1800
                                 181 Bay Street
                                 Toronto, Ontario
                                 M5J 2T9

                                 Fax No.: (416) 863-1515
                                 Attn.: M. Craig G. Brown

If to the Shareholders:          c/o Homebase Work Solutions Ltd.
                                 505 8th Avenue S.W.
                                 Suite 515
                                 Calgary, Alberta
                                 T2P 1G2

                                 Fax No.: (403) 237-5047
                                 Attn.: Scott Fleming

         with a copy to:         Burnet, Duckworth & Palmer
                                 1400, 350 7th Avenue S.W.
                                 Calgary, Alberta
                                 T2P 3N9

                                 Fax No.: (403) 260-0332
                                 Attn.:   Jeffery G. Lawson

3.10 Counterparts. This Agreement may be executed in counterparts each of which will be deemed an original, and all of which taken together will constitute one and the same instrument.

3.11 Attornment. The parties hereto agree that the forum for resolution of any dispute arising under this Agreement shall be the Province of Ontario, and InfoCast and InfoCast Canada hereby consent, and submit themselves to the jurisdiction of any court sitting in the Province of Ontario.

3.12 Further Assurances. The parties hereto will promptly do all such acts and things and execute and deliver all such further agreements, instruments, deeds and documents as may be required to carry out the transactions contemplated by this Agreement to give effect to the intent of said agreement.

3.13 Time of Essence. Time shall be of the essence in all respects of this Agreement.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly signed, sealed and delivered as of the date first above written.

                                   INFOCAST CANADA. CORPORATION


                                   By:


                                   INFOCAST CORPORATION


                                   By:


                                   HOMEBASE WORK SOLUTIONS LTD.,
                                   on behalf of the Shareholders


                                   By:

                                  SCHEDULE "A"
                              to Support Agremnent
                               dated May 13, 1999

                              LIST OF SHAREHOLDERS

                                   (attached)

                 HOME BASE WORK SOLUTIONS LTD. SHAREHOLDER LIST


# PREFERRED SHARE GROUP

1.   Arlis Rackham           #109, 540 -18 Ave. SW, Calgary, AB. T2S 0L5
2.   Lorraine Toews          14 Evergreen Bay, SW, Calgary, AB T2Y 3E9
3.   Craig Coulombe          393 Macewan Park View, NW, Calgary, AB. T3K 4G5
4.   Dave Olson              1661 East Camelback Rd. Suite 245 Phoenix AZ. 85016
5.   Ed Lambert              6620 Bow Cres., NW, Calgary, AB. T3B 2B9
6.   Roger Broberg           2594 Fairview Place, Blind Bay, BC VOE 1H1
7.   Systemix Ltd.           80 Shawnee Way, SW, Calgary AB T2Y 2V3
8.   Bob Blackshaw           568 Coach Grove Road, SW, Calgary AB T3H 1R8
9.   Dave Rackham            #109, 540 -18 Ave. SW, Calgary AB. T2S OL5
10,  Jeff Craig              435 Cannington Close, SW, Calgary AB. T2W 3E9
11.  Jim Rackham             91 Sunlake Close, SE, Calgary AB. T2X 3H2
12.  Mike Mikusta            9 Douglas Ridge Close, SE,;:, Calgary, AB T2Z 2M4
13.  Dave Duckett            35 Patterson Dr. SW, Calgary, AB. T3H 2B8

COMMON SHAREHOLDER


1.   Ken MacLean             131 Signature Crt.. SW, Calgary AB T2Y 2V3
2.   Scott Fleming           Suite 820, 639 - s Ave. SW Calgary AB T2P OM9
3.   Ken MacLean             131 Signature Crt. SW, Calgary, AB T2Y 21/3
4.   Scott Fleming           Suite 820, 639 - 5 Ave. SW, Calgary, AB T2P OM9
5.   Darcy Galvon            21 Ridge Point Dr. RR 1, DeWinton, AB T0L 0X0
6.   Rick Shannon            Suite 820 639 - 5 Ave. SW, Calgary, AB T2P 0M9
7.   Kevin Baker             Suite 2000, 335 - 8 Ave. SW Calgary, AB. T2P 1C9
8.   Dave Synnott            Suite 820, 639 - 5 Ave SW, Calgary, AB. T2P 0M9
9.   Pat Dennis              80 Shawnee Way, SW, Calgary, AB T2Y 2V3
10.  Anthony Rehlinger       Suite 820, 639 - 5 Ave. SW, Calgary, AB. T2P 0M9
11.  Francis M. Parsons      1800, 700 - 4 Ave. SW, Calgary, AB. T2P 3J4
12.  Dave Allan              Suite 820 - 639 - 5 Ave. SW, Calgary, AB. T2P 0M9
13.  Scott Grim              1100 W. Mantpelier St. Broken Arrow, OK. 74012
14.  Jeff Craig              435 Cannington Close, SW, Calgary, AB. T2W 3E9
15.  Ivan Holloway           Suite 920, 112 - 4 Ave. SW, Calgary, AB. T2P OH3
16.  Pave Terbelco           Suite 920, 112 -4 Ave.. SW, Calgary, AB. T2P 0H3
17.  Dave Rackham            #109 540 -18 Ave. SW, Calgary,AB. T2S OL5
18.  Guy Nelson              Suite 1506, 150 York St.Toronto, Ont.. M5H 3S5
19.  Don Ritter              Suite 330, 1100 - 17 St. NW, Washington, DC.  20036
20.  Martin Cooper           13 Shannon Circle, SW, Calgary, AB. T2y 2H4
21.  Shirley Crow            3207 Jacotte Circle, Dallas TX 75214
22.  Rod Hall                Bay 4, 3510 - 17 St. NE, Calgary, AB. T2Y 5E2
23.  Harold Jeffers          Suite 2U0Q, 335 - 8 Ave. SW, Calgary, AB. TZP 1C9
24.  Martin Bunting          5630 Signal Hill Centre, SW, Calgary, A-B. T3H 3P8
25.  Fred Cadham             593SChurchillSt.,Vancouver, BC V6M 3H4
26.  lan Morrison            1635 Bay Laurel Drive, Menlo Park, CA. 94025
27.  Ray Antony              900, 520 - 5 Avenue,, SW, Calgary, AB T2P 3R7
28.  786384 Alberta Ltd.     2402 - 37 Sr. SW, Calgary, AB. T2B 0Z2
29   786206 Alberta Ltd.     2402 - 37 St. SW, Calgary, AB. T2B 0Z2
30.  First Marathon - ITF    130 King St. West, Toronto. ON M5X lJ9
31.  T.D. Evergreen - lTF    32 Flr 100 Wellington St. W., Toronto, ON. M5K  1A2



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32.  T.D.. Evergreen - ITF    32 Flr. 100 Wellington St. S Toronto, ON. M5K 1A2
33.  T S Evergreen - lTF      32 Flr. 100 Wellington SW, w. Toronto, ON. M5K 1A2
34.  R8C Dominion - ITF       PO Box 50, Royal Bank Plaza, Toronto, ON. M5J 2W7
35.  RBC Dominion - ITF       PO Box 50, Royal Bank Plaza, Toronto. ON M5J 2W7
36.  RBC Dominion - ITF       P() Box 50, Royal Bank Plaza, Toronto, ON. M5J 2W7
37.  Facet Petroleum
     Solutions Inc.           1125, 333 -1l Ave. SW, Calgary, AB. T2R lL9
38   Facet Decision Systems
     Inc.                     #305 1505 West 2 Ave., Vancouver, BC, V6H 3Y4